Exhibit 99.1

Quadrant 4 System Corporation Announces Contract With Source Interlink Media

ROLLING MEADOWS, Ill., May 5, 2014 (GLOBE NEWSWIRE) -- Quadrant 4 System Corporation (OTCQB:QFOR) ("Quadrant 4") is pleased to announce it has entered into a broad-based, long term business relationship with Source Interlink Media (SIM), a leading American enthusiast media company, to continue the expansion of its leading portfolio of automotive focused digital properties, including Motor Trend, Automobile, Hot Rod, and many other category dominant brands. SIM will invest approximately $50 million over five years, with Quadrant 4 to develop a custom multi-platform digital media infrastructure that will allow SIM's content to be seamlessly consumed at the convenience of its audience on the device of their choosing, including mobile, console, desktop, iTV, and among others. The companies are forging a long term partnership to leverage proprietary "SMAC" (social, mobile, analytics, cloud) based platform technologies and expertise to address emerging business models and opportunities in the media sector. Over the course of the relationship, Quadrant 4 will lead end-to-end media platform technology and infrastructure efforts, while SIM will continue to drive innovation and multi-platform content creation, with a renewed focus on product development, design, and business intelligence as foundational elements of their long term strategy.

Chris Argentieri, President of Source Interlink Media, stated: "This agreement expands upon our long working relationship with Quadrant 4, which has been in place for the last eight years. It enables us to better focus on content creation and developing solutions for our customers, while empowering a trusted partner in Quadrant 4 to provide us with platforms and technology necessary for us to continue to thrive. Quadrant 4's strong digital media engineering competence, proprietary technology and global footprint will allow us to efficiently scale a critical area of our business."

Dr. Nandu Thondavadi, CEO of Quadrant 4, stated: "We are pleased to announce this multi-year managed services agreement with SIM and serve as a strategic partner for all of their digital engineering needs. This expansion of the SIM relationship further validates our technological expertise in building disruptive, cutting edge digital platforms that utilize Social, Mobile, Analytical, Cloud (SMAC) based systems. Together with SIM we are looking forward to furthering our collaborative innovations that can truly lead media and publishing industry disruptions. This award due to its size and long term nature also represents a huge validation of the company's growing opportunity for our Platform as a Service (PaaS) offerings in the media space."

About Quadrant 4 System Corporation

Quadrant 4 System Corporation is a leading provider of SMAC (social media, mobility, analytics and cloud computing) technology platforms, solutions and services to companies in the Media, Retail, and Healthcare sectors. With over 1,000 associates around the globe, Quadrant 4 services over 150 companies worldwide. More information about Quadrant 4 can be found at http://www.qfor.com.

About Source Interlink Media

Source Interlink Media, LLC is the premier source of special interest media in the United States, including brands such as Motor Trend, Automobile, Hot Rod, Surfer, and Transworld. With more than 75 publications, 100 Web sites, the largest automotive You Tube original programming channel, 800 branded products, 50+ events, TV and radio programs, SIM is the largest provider of content to enthusiast communities interested in automotive, action sports, home tech, lifestyle, and other niche activities. The strategy is to wholly focus on targeted audiences by leveraging and expanding upon its core market-leading brands through a multi-platform media approach.

http://www.sourceinterlink.com

Forward-Looking Statements

This release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact should be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in such forward-looking statements. We do not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this release is based on information currently available and may not be reliable after this date.

CONTACT: Investor Relations
Mike Bowdoin
RedChip Companies
Phone: 800.733.2447, ext. 110
Email: mike@redchip.com
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